UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

NUSTAR ENERGY L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2330 N. Loop 1604 West San Antonio, Texas	78248
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 918-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 6, 2007, CARCO Asphalt Refining Company (“CARCO”), and NuStar Asphalt Refining, LLC (“NuStar Asphalt”), a wholly owned subsidiary of NuStar Energy L.P. (“NuStar Energy”), entered into a definitive sale and purchase agreement dated as of November 5, 2007 (the “Agreement”), pursuant to which CARCO agreed to sell, and NuStar Asphalt agreed to acquire, CARCO’s asphalt operations and certain other assets, including an asphalt refinery in Paulsboro, New Jersey, an asphalt refinery in Savannah, Georgia, a marine asphalt terminal in Wilmington, North Carolina (the “Assets”). The purchase price for the Assets is approximately $450 million, plus working capital estimated to be approximately $100 million at closing.

The parties to the agreement have made customary representations, warranties and covenants for a transaction of this type in this industry, including, among others, CARCO’s agreeing to continue to operate its business in the ordinary course consistent with past practice or as otherwise set forth in the Agreement, and not engaging in certain types of transactions. The Agreement also contains post-closing indemnification obligations for, among other matters, breaches of representations and warranties and certain retained and assumed obligations.

NuStar Logistics, L.P., the sole member of NuStar Asphalt and a wholly owned subsidiary of NuStar Energy L.P., has agreed to guarantee those obligations of NuStar Asphalt required to be performed under the Agreement at or prior to the closing of the transaction.

The Agreement contains certain termination rights which include termination at any time prior to closing by (i) mutual written consent of NuStar Asphalt and CARCO, (ii) either party if such party has fulfilled its obligations with respect to a closing condition and the other party has failed to timely fulfill such closing condition or has become incapable of fulfilling its obligations under such closing condition prior to April 30, 2008, (iii) either party if the closing has not taken place by April 30, 2008, provided however that if the only remaining closing condition is approval under the Hart-Scott Rodino Antitrust Improvements Act, then such party may not terminate until July 29, 2008, and (iv) by NuStar Asphalt in the event certain title objections cannot be cured or certain condemnations of property have occurred as set forth in the Agreement.

Simultaneously with the closing of the CARCO acquisition, we will enter into a Crude Oil Sales Agreement and an Asphalt Sales Agreement with PDVSA-Petróleo S.A., an affiliate of Petróleos de Venezuela S.A., the national oil company of the Bolivarian Republic of Venezuela.

The Crude Oil Sales Agreement will require us to purchase an average of 50,000 barrels per day of Boscán crude oil and 25,000 barrels per day of Bachaquero BCF-13 crude oil. Annual deliveries of BCF-13 and Boscán crude oil will be seasonally adjusted, with a larger volume between May and August when the demand for asphalt is higher. Pricing of each grade of crude oil is determined by a market-based pricing formula using published market indices, subject to adjustment based on the price of Mexican Maya crude oil.

The Asphalt Sales Agreement will require us to purchase an average of 22,000 barrels per day of paving grade asphalt between the months of April and September and an average of 13,000 barrels per day of roofing flux asphalt throughout the year, with a greater percentage of roofing flux asphalt to be delivered during the summer season. Pricing for each grade of asphalt is based on prices published by Poten & Partners less an adjustment for deemed freight costs.

Both agreements have an initial term of seven years, and automatically renew thereafter for successive two-year terms unless terminated by either party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuStar Energy L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

/s/Bradley C. Barron
Date: November 8, 2007			By:	Bradley C. Barron, Senior Vice President, General Counsel and Secretary